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Exhibit 99.5

OPTION SUBSTITUTION AGREEMENT
(Incentive Stock Option)

        THIS OPTION SUBSTITUTION AGREEMENT (this "Agreement") is made as of May       , 2004, by and among Xyratex Group Limited, a private company limited by shares registered in England and Wales under the Companies Act 1985 (the "Company"), Xyratex Ltd, an exempted company limited by shares incorporated under the Companies Act 1981 of Bermuda ("Xyratex Ltd"), and                          ("Optionee").

RECITALS

        A.    Optionee, an employee of the Company or a direct or indirect subsidiary of the Company, holds an option (the "Company Option") that was granted under the Xyratex plc 2000 Stock Option Plan (the "Company Plan"), was designated as an incentive stock option and entitles Optionee to purchase an aggregate of              class A preferred ordinary shares of the Company under the terms of the Company Plan and a Xyratex plc 2000 Stock Option Plan Incentive Stock Option Agreement dated                         , 200         between the Company and Optionee (such agreement, as amended, the "Company Option Agreement").

        B.    Subject to the issuance of a favorable order by the High Court of Justice of England and Wales, the Company and Xyratex Ltd propose to effect a scheme of arrangement (the "Scheme"), essentially an exchange transaction, under Section 425 of the Companies Act 1985 in which the outstanding shares of the Company will be cancelled in consideration of the issuance of common shares of Xyratex Ltd to former shareholders of the Company, the issuance of new shares in the Company to Xyratex Ltd, and Xyratex Ltd will become the parent company of the Company. Under the Scheme, inter alia, Xyratex Ltd will issue to each former holder of class A preferred ordinary shares of the Company a number of Xyratex Ltd common shares equal to the number of class A preferred ordinary shares of the Company owned by such former shareholder immediately before the Scheme becomes effective multiplied by 1.036378, less any fractional share. Xyratex Ltd proposes to qualify its shares for quotation on the Nasdaq National Market and offer its shares to the public (the "IPO") shortly before the Scheme becomes effective. The Scheme will become effective only if the Company's board of directors believes that the closing of the IPO will occur shortly thereafter.

        C.    Xyratex Ltd has adopted the Xyratex Ltd 2004 Stock Option Plan (the "Xyratex Ltd Plan"), which provides for the grant by Xyratex Ltd of stock options in substitution for stock options previously granted by the Company under the Company Plan. A copy of the Xyratex Ltd Plan is attached as Exhibit A.

        D.    The Company, Xyratex Ltd and Optionee wish to enter into this Agreement to facilitate the consummation of the Scheme and the IPO by providing for (i) the substitution of a Xyratex Ltd option for the Company Option which will be cancelled, (ii) certain limitations on the exercise of the Company Option during a specified period, and (iii) certain restrictions on sales of Xyratex Ltd common shares after the IPO.

        NOW, THEREFORE, for and in consideration of matters referenced in the above recitals and the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1.     DEFINITIONS

        In this Agreement, the following terms shall have the following meanings:

        "A Shares" means class A preferred ordinary shares of UK£0.01 each of the Company.

        "Company" has the meaning specified in the preamble to this Agreement.

        "Company Option" has the meaning specified in Recital A.

        "Company Option Agreement" has the meaning specified in Recital A.

        "Company Plan" has the meaning specified in Recital A.

        "Effective Time" means the date and time that the Scheme becomes effective.

        "Final Prospectus" means the prospectus included in the Registration Statement at the time it becomes effective or, if different from such prospectus, the prospectus first filed with the SEC pursuant to Rule 424(b) under the Securities Act.

        "IPO" has the meaning specified in Recital B.

        "Lock-Up Period" means the period of 180 days beginning on the date of the Underwriting Agreement among various parties including Xyratex Ltd, the Company and the Underwriters to be named therein, for whom Credit Suisse First Boston LLC will act as representative.

        "Optionee" has the meaning specified in the preamble to this Agreement.

        "Optionee Related Parties" has the meaning specified in Section 5.

        "Registration Statement" means the registration statement on Form F-1 filed with the SEC under the Securities Act to register the Xyratex Ltd Option and other options and any amendments to such registration statement.

        "Scheme" has the meaning specified in Recital B.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the United States Securities Act of 1933, as amended.

        "Transition Period" means the period beginning on May 17, 2004 and ending at the earliest of (i) the Effective Time, (ii) the date on which the Company announces that it will not proceed with the Scheme, or (iii) the date on which the Scheme lapses (which is November 30, 2004 or any later date agreed upon by the Company, Xyratex Ltd and the High Court of Justice of England and Wales).

        "Xyratex Ltd" has the meaning specified in the preamble to this Agreement.

        "Xyratex Ltd Option" means an option designated as an incentive stock option that (i) is granted by Xyratex Ltd under the Xyratex Ltd Plan, (ii) enables the holder to purchase a number of Xyratex Ltd Shares equal to the number of A Shares that immediately before the Effective Time are subject to the Company Option that it replaces multiplied by 1.036378, less any fractional share, (iii) has an exercise price per share, denominated in the same currency as the exercise price for the Company Option that it replaces (either UK pounds sterling or US dollars), equal to the exercise price per share for the Company Option that it replaces divided by 1.036378 and rounded to the next higher whole penny or cent, (iv) has the same vesting schedule and expiration date as the Company Option that it replaces, and (v) includes other terms and provisions substantially similar to the terms and provisions of the Company Option that it replaces.

        "Xyratex Ltd Option Agreement" has the meaning specified in Section 2.

        "Xyratex Ltd Plan" has the meaning specified in Recital C.

        "Xyratex Ltd Shares" means common shares of US$0.01 par value of the capital of Xyratex Ltd.

2.     SUBSTITUTION OF OPTIONS

        Subject to and conditioned upon the Scheme becoming effective:

          (a)   Optionee agrees that the Company Option will be cancelled and of no further force and effect at the Effective Time subject to and in exchange for the grant of the Xyratex Ltd Option, which shall be effective at the Effective Time. Optionee agrees to surrender the Company Option Agreement to the Company for cancellation against receipt of an option agreement substantially in the form attached as Exhibit B (the "Xyratex Ltd Option Agreement") signed by Xyratex Ltd representing the Xyratex Ltd Option.

          (b)   Xyratex Ltd agrees to grant the Xyratex Ltd Option, effective at the Effective Time, and to execute and cause the Company to deliver to Optionee the Xyratex Ltd Option Agreement against receipt by the Company of the Company Option Agreement.

          (c)   Optionee agrees that, so long as Xyratex Ltd has taken the corporate action necessary under the Xyratex Ltd Plan to grant the Xyratex Ltd Option, (i) from and after the Effective Time the Company Option may no longer be exercised and neither the Company nor any other person shall have any obligation to sell and deliver, or any liability for the failure to sell and deliver, any A Shares or other shares of the Company to Optionee on any purported exercise of the Company Option after the Effective Time, notwithstanding that Optionee has not yet surrendered the Company Option Agreement and received the Xyratex Ltd Option, and (ii) any such purported exercise of the Company Option after the Effective Time shall be deemed the exercise of the Xyratex Ltd Option.

          (d)   The parties agree that the Company Option Agreement and any contractual arrangement existing between or among the parties by reason of the Company Option Agreement or the Company Plan are deemed to be amended by this Agreement and that, in the event of any conflict between this Agreement and the Company Option Agreement or any such contractual arrangement, this Agreement shall control.

3.     NO EXERCISE OF COMPANY OPTION DURING THE TRANSITION PERIOD

        Optionee agrees that (i) Optionee has not exercised and without the prior written consent of the Company will not exercise or attempt to exercise the Company Option during the Transition Period, and (ii) in the event of any attempted or purported exercise of the Company Option during the Transition Period without the prior written consent of the Company, whether before, on or after the date this Agreement is executed by the parties, by Optionee or any other person otherwise entitled to exercise the Company Option, neither the Company nor any other person shall have any liability for refusing to permit such exercise or failing to issue and deliver A Shares or other shares of the Company to Optionee or any other person otherwise entitled to exercise the Company Option.

4.     LOCK-UP

        Optionee agrees that during the Lock-Up Period Optionee will not, without the prior written consent of Credit Suisse First Boston LLC, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition [whether by actual disposition or effective economic disposition due to cash settlement or otherwise] by Optionee or any of Optionee's affiliates or any person in privity with Optionee or Optionee's affiliates), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any Xyratex Ltd Shares received by Optionee (i) pursuant to the Scheme in exchange for A Shares acquired upon exercise of any portion of the Company Option at any time, or (ii) upon exercise of the Xyratex Ltd Option.

5.     SPECIAL POWER OF ATTORNEY

        Optionee hereby constitutes and appoints Steve Barber and Richard Pearce, and each of them, the true and lawful attorney-in-fact of Optionee and all of the following: Optionee's spouse; Optionee's successors and assigns; the executor or administrator of Optionee's estate; and any person entitled to exercise the Company Option or the Xyratex Ltd Option under Optionee's will or the laws of descent and distribution (collectively, the "Optionee Related Parties"), with full power in the name and on behalf of Optionee or the Optionee Related Parties to act from time to time according to the terms of this Agreement in the absolute discretion of Mr. Barber or Mr. Pearce, and in general to do all things and to perform all acts from time to time, including delivering the Company Option Agreement for cancellation and executing and delivering the Xyratex Ltd Option Agreement by or on behalf of Optionee. This power of attorney and all authority hereby conferred is granted subject to the interest of the Company and Xyratex Ltd and in consideration of the mutual covenants and agreements made herein, and is irrevocable and will not be terminated by any act of Optionee or any of the Optionee Related Parties or by operation of law, whether by death or any other event, provided, however, that this power of attorney will be revoked if and at the time that Optionee revokes and cancels this Agreement as permitted by Section 6.

6.     EFFECTIVENESS OF THIS AGREEMENT

        Notwithstanding any other provision of this Agreement, this Agreement shall not become effective until the Registration Statement has become effective and Xyratex Ltd has delivered to Optionee the Final Prospectus, together with a confirmation stating that the Xyratex Ltd Option will be substituted for the Company Option at the Effective Time, provided, however, that Section 3 shall become effective immediately upon execution of this Agreement by the parties. Optionee may revoke and cancel this Agreement at any time before such delivery but not thereafter.

7.     MISCELLANEOUS

        7.1    Governing Law.    The validity, construction and interpretation of this Agreement, all disputes among the parties arising out of this Agreement or the transactions contemplated hereby, and all matters related to but not covered by this Agreement shall be governed by the internal laws of the State of California applicable to contracts executed and fully performed within the State of California, without regard to any principles of conflicts or choice of laws.

        7.2    Consent to Jurisdiction.    Each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the courts of the State of California located in the County of Los Angeles with respect to any and all disputes arising out of: (A) this Agreement, including the validity, construction and interpretation hereof and the rights and remedies of the parties hereunder; (B) any of the transactions contemplated by this Agreement; and (C) any matters related to but not covered hereby, in each case to the extent such court would have subject matter jurisdiction with respect to such dispute; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that service of process in any such suit, action or proceeding may be effected by notice by any of the means provided in Section 7.6; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

        7.3    Assignment.    Neither this Agreement nor any rights or obligations under this Agreement may be assigned, hypothecated or otherwise transferred by Optionee, except by will or the laws of descent and distribution, without the prior written consent of the Company and Xyratex Ltd.

        7.4    Binding Effect; Parties in Interest.    This Agreement will be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto and upon the executor or administrator of Optionee's estate or any person entitled to exercise the Company Option or the Xyratex Ltd Option under Optionee's will or the laws of descent and distribution. The provisions of this Agreement are for the sole benefit of the parties hereto and their successors and assigns and the executor or administrator of Optionee's estate or any person entitled to exercise the Company Option or the Xyratex Ltd Option under Optionee's will or the laws of descent and distribution, and they shall not be construed as conferring any rights on any other persons.

        7.5    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument and all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original for all purposes. Signatures of parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

        7.6    Notices.    Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the party to which it is directed, or when the period set forth below expires (whether or not it is actually received):

          (a)   if transmitted by telecopier, telex or facsimile transmission ("fax"), 24 hours after (i) transmission to the party's telecopier number set forth below, with the party's name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting party of written confirmation of successful transmission, which confirmation may be produced by the transmitting party's equipment;

          (b)   if deposited with the official postal service of any nation and addressed to the person to receive it as set forth below, (i) 48 hours after such deposit if sent to an address in the same nation, or (ii) 10 days after such deposit if sent to an address in another nation; or

          (c)   if sent by DHL Worldwide Express, or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth below, 24 hours after the delivery time confirmed by the delivery service:

If to the Company:	Xyratex Group Limited Langstone Road Havant, Hampshire PO9 1SA United Kingdom Fax No. (011) 44 2392 453654
If to Xyratex Ltd:	Xyratex Ltd Langstone Road Havant, Hampshire PO9 1SA United Kingdom Fax No. (011) 44 2392 453654
If to Optionee:

or to such other address as a party to whom notice is to be given has furnished to the other parties in the manner provided above.

        7.7    Amendment and Waiver.    Neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated orally, but only by an instrument signed by the party against whom enforcement of such amendment, modification, waiver, discharge or termination is sought.

        7.8    Severability.    Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability shall not invalidate or render unenforceable such provision.

        7.9    Construction.    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. References herein to Sections are, unless otherwise indicated, to Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the context requires. Unless otherwise expressly provided, use of the words "including" and "include" is not limiting and use of the word "or" is in the inclusive sense. All references herein to a "party" or "parties" refer to a party or parties to this Agreement unless expressly indicated otherwise. This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

XYRATEX GROUP LIMITED
By:	Name: Title:
XYRATEX LTD
By:	Name: Title:
"Optionee"

        Optionee's spouse indicates by the execution of this Agreement his or her consent to be bound by the terms of this Agreement as to his or her interests, whether as community property or otherwise, if any, in the Company Option or the Xyratex Ltd Option, and in any shares acquired upon the exercise of either of such options.

Name of Spouse:

EXHIBIT A

Xyratex Ltd 2004 Stock Option Plan

EXHIBIT B

XYRATEX LTD
2004 Stock Option Plan
Incentive Stock Option Agreement

(A) Name of Optionee:
(B) Grant Date:	[1]
(C) Number of Shares (Subject to Adjustment):	[2]
(D) Option Price per Share (Subject to Adjustment):	[3]
(E) Expiration Date (Subject to Earlier Termination):	[4]
(F) Dates Exercisable:	As specified in Section 5

1
Date of grant of this ISO, which is the date the Scheme of Arrangement becomes effective; not the date of grant specified in the original option agreement, or in any amendment to the original option agreement.

2
Number of A Shares that, immediately prior to the substitution, remain subject to the original option agreement, as amended, multiplied by 1.036378, less any fractional share.

3
Exercise price per share set forth in the original option agreement, as amended (whether denominated in UK pounds sterling or US dollars), divided by 1.036378 and rounded to the next higher whole penny or cent.

4
Same expiration date as in the original option agreement, as amended.

        THIS INCENTIVE STOCK OPTION AGREEMENT (this "Agreement")5 is made and entered into between Xyratex Ltd, a Bermuda exempted company (no. 31989) (the "Company"), and the individual named in Item (A) above ("Optionee"), effective as of the grant date set forth in Item (B) above (the "Grant Date").

5
In addition to the terms of this form of agreement, if the optioneeOptionee's original option agreement, as amended, contains any special provisions that are not reflected in this form and are not inconsistent with the provisions of the Plan, those special provisions should be added to this Agreement.

        The parties hereby agree as follows:

        1.    Grant of Option.    Pursuant to the Xyratex Ltd 2004 Stock Option Plan (the "Plan"), a copy of which is attached as Exhibit 1 to this Agreement, the Company hereby grants to Optionee an Incentive Stock Option (this "ISO") to purchase all or any part of that number of common shares of U.S.$0.01 par value of the capital of the Company listed in Item (C) above (the "Shares"), on the terms and conditions set forth in this Agreement and in the Plan. The terms and conditions of the Plan are hereby incorporated into this Agreement by this reference. Subject to Section 6 of this Agreement, in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control. This ISO is being granted to Optionee in substitution for the incentive stock option granted by Xyratex Group Limited under the Xyratex plc 2000 Stock Option Plan, a copy of which is attached as Exhibit 2 to this Agreement, which option was granted pursuant to that certain Xyratex plc 2000 Stock Option Plan Incentive Stock Option Agreement between Optionee and Xyratex plc (the former name of Xyratex Group Limited), as amended (the "Prior Agreement"), a copy of which is attached as Exhibit 3 to this Agreement. Except as expressly set forth in Section 6 of this Agreement, the Prior Agreement is hereby terminated and shall be of no further force or effect.

        2.    Option Price.    The Option Price, as defined in the Plan (the "Option Price"), for the purchase of each Share covered by this ISO shall be the Option Price per Share set forth in Item (D) above, subject to adjustment in accordance with Section 4 below.

        3.    Term.    Unless earlier terminated in accordance with this Agreement or the Plan (including Sections 9 and 10 of the Plan), this ISO shall expire on the date set forth in Item (E) above (the "Expiration Date").

        4.    Adjustment of This ISO.    The number and kind of shares and the Option Price thereof covered by this ISO are subject to adjustment in certain circumstances in accordance with the provisions of the Plan (including Section 10 of the Plan).

        5.    Time of Exercise of This ISO.    This ISO shall be exercisable with respect to all or any portion of the Shares covered by this ISO at any time(s) on or after the Grant Date as of which this ISO remains outstanding.6

6
Certain incentive stock options granted by Xyratex Group Limited after April 1, 2004 are not presently exercisable. In the case of incentive stock options granted in substitution for these options, Section 5 shall instead provide as follows:

        5.    Time of Exercise of This ISO.    This ISO shall be exercisable as follows:

        Up to a total of      % of the Shares covered by this ISO on or after            , 200

        Up to a total of      % of the Shares covered by this ISO on or after            , 200

        Up to a total of      % of the Shares covered by this ISO on or after            , 200

        Up to a total of 100% of the Shares covered by this ISO on or after            , 200

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        6.    No Additional Benefits.    If, in the absence of this Section 6, any one or more provisions of the Plan or this Agreement would cause this ISO to give Optionee any additional benefit (an "Additional Benefit") which Optionee did not have before the grant of this ISO and which would cause the substitution of this ISO to constitute a "modification" (within the meaning of Section 424(h)(3) of the United States of America Internal Revenue Code of 1986) of the option granted pursuant to the Prior Agreement, then, notwithstanding any other provision of the Plan or this Agreement, the Additional Benefit shall not apply to this ISO. In addition, if, in the absence of this Section 6, the inapplicability to the Plan or this Agreement of any one or more provisions of the Xyratex plc 2000 Stock Option Plan or the Prior Agreement would cause this ISO to give Optionee any Additional Benefit which Optionee did not have before the grant of this ISO and which would cause the substitution of this ISO to constitute a "modification" (within the meaning of Section 424(h)(3) of the United States of America Internal Revenue Code of 1986) of the option granted pursuant to the Prior Agreement, then, notwithstanding any other provision of the Plan or this Agreement, any and all such provisions of the Xyratex plc 2000 Stock Option Plan or the Prior Agreement are incorporated herein by this reference and shall apply to this ISO.

        7.    Restrictions on Transfer; Legends.    Regardless whether the sale or issuance of the Shares has been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or qualified under the securities laws of any state of the United States of America, the Company may impose restrictions upon the sale, assignment, pledge or other transfer of the Shares, if, in the judgment of the Company and the Company's counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law. Stock certificates evidencing any Shares may bear such restrictive legends as the Company and the Company's counsel deem necessary or advisable under applicable law or pursuant to this Agreement.

        8.    Disqualifying Dispositions.    If any Shares acquired by exercise of this ISO are disposed of within two years after the later of the grant date set forth in the Prior Agreement or the repricing date set forth in the Prior Agreement or within one year after the date of such exercise, Optionee shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require.

        9.    No Right to Continued Employment.    Neither the Plan nor this Agreement shall confer upon Optionee any right to continued employment by the Company or any of its Affiliates (as defined in the Plan), nor shall it interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of Optionee at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment.

        10.    Assignment; Binding Effect.    Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto; provided, however, that Optionee may not assign any of Optionee's rights or obligations under this Agreement except as provided in the Plan.

        11.    Damages.    Optionee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of Shares which is not in conformity with the provisions of this Agreement.

        12.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the law of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

3

        13.    Notices.    All notices and other communications under this Agreement shall be in writing. Unless and until Optionee is notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

Xyratex Ltd Attention: The Company Secretary Langstone Road Havant, Hampshire PO9 1SA United Kingdom

Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for Optionee and related to this Agreement, if not delivered by hand, shall be mailed to Optionee's last known address as shown on the Company's books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to this Agreement shall be deemed received when actually received, if by hand delivery, and two business days after mailing, if by mail.

        14.    Entire Agreement.    The Company and Optionee agree that this Agreement (including its attached Exhibits) and that certain Option Substitution Agreement entered into among Optionee, the Company and Xyratex Group Limited in connection with the option granted pursuant to the Prior Agreement (the "OSA") contain the entire agreement of the parties regarding the subject matter of this Agreement (including its attached Exhibits) and the OSA and supersede all prior proposals, communications and agreements of the parties, whether oral or written, regarding the grant of this ISO or the issuance of Shares to Optionee.

        15.    Headings.    The Section headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Incentive Stock Option Agreement as of the Grant Date.

COMPANY:
XYRATEX LTD
By:	Name: Title:

        Optionee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

OPTIONEE:
By:	Attorney-in-Fact for Optionee

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EXHIBIT 1

Xyratex Ltd 2004 Stock Option Plan

EXHIBIT 2

Xyratex plc 2000 Stock Option Plan

EXHIBIT 3

Xyratex plc 2000 Stock Option Plan
Incentive Stock Option Agreement

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  Exhibit 99.5
OPTION SUBSTITUTION AGREEMENT (Incentive Stock Option)
EXHIBIT A Xyratex Ltd 2004 Stock Option Plan
EXHIBIT B
XYRATEX LTD 2004 Stock Option Plan Incentive Stock Option Agreement
EXHIBIT 1
Xyratex Ltd 2004 Stock Option Plan
EXHIBIT 2
Xyratex plc 2000 Stock Option Plan
EXHIBIT 3
Xyratex plc 2000 Stock Option Plan Incentive Stock Option Agreement